Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

DEPARTMENT OF VETERAN AFFAIRS SELECTS

AUTHENTIDATE FOR TELEHEALTH SOLUTIONS

BERKELEY HEIGHTS, NJ – April 11, 2011 — Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure health information exchange, workflow management services and telehealth solutions, today announced that it has been selected by the Department of Veteran Affairs (VA) as a supplier for its Telehealth Program, already one of the largest in the world. Authentidate was one of 6 companies that were selected by the VA to receive a home telehealth contract for this program in connection with its recent request for proposal for home telehealth solutions. As an approved VA supplier, VA facilities throughout the country will be able to utilize Authentidate’s Electronic House Call™ (EHC) solution (developed by its ExpressMD™ joint venture), and its Interactive Voice Response (IVR) system to remotely monitor patients and enhance patient care. The VA contract spans a five-year period, which consists of a one-year base period and four optional one-year renewal periods.

Authentidate’s remote patient monitoring solutions bring the kind of personalized care to patients in their homes that was previously only available in acute and post-acute care settings. Clinicians use the EHC or the IVR solution to remotely monitor their patients’ vital signs and gather additional pertinent information about their patients’ health to supplement in-person visits. Clinicians can review their patients’ remote monitoring session results securely using Authentidate’s web-based application and remotely manage or adjust their patients care plans, medication reminders and related information. Clinicians can also use the EHC to provide disease-specific education to their patients in real-time.

Healthcare providers are beginning to use remote patient monitoring to deliver better continuity of care, especially for patients with chronic illnesses. Telehealth solutions also benefit patients who are in need of regular monitoring but are located far from their physician or specialist. In addition, these patients generally show higher compliance with care plans, resulting in a reduction in hospital readmissions and overall improved outcomes.

Gavin Stewart, Senior Director of Business Development at Authentidate, said, “We are extremely happy to have been selected by the VA for this program. We look forward to working with the VA team to provide veterans with innovative monitoring solutions that help them better manage their health on a daily basis.”

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Ben Benjamin, President of Authentidate, added “This news is genuinely significant for Authentidate and our shareholders. The VA is the largest integrated health care system in the U.S. and has incorporated telehealth services in its important mission of providing medical care to veterans. As a provider of care coordination solutions, we are proud to be working with a well-known leader in the telehealth industry. We are ready, and eager, to provide excellent products, services and support to the VA.”

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD and Electronic House Call are trademarks of ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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